Exhibit 23.4

March 16, 2006

CONSENT OF FINPRO, INC.

We hereby consent to the inclusion of our opinion letter dated December 14, 2006 to the Board of Directors of First Brandon Financial Corporation in the Registration Statement of New Hampshire Thrift Bancshares, Inc. dated on or about March 16, 2007 (the “Registration Statement”), relating to the proposed merger of First Brandon Financial Corporation and New Hampshire Thrift Bancshares, Inc., and to the references to such opinion therein. We also consent to the inclusion of the discussion of such opinion under the caption “Opinion of First Brandon Financial’s Financial Advisor” in the Registration Statement.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ FINPRO, INC.
FINPRO, INC.

20 Church Street • P.O. Box 323 • Liberty Corner, NJ 07938-0323 • Tel: 908.604.9336 • Fax: 908.604.5951

finpro@finpronj.com • www.finpronj.com